Exhibit 99.1

Juniata Valley Financial Corp. Announces Fiscal Year and Fourth Quarter 2022 Results

Mifflintown, PA, January 27, 2023 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the year ended December 31, 2022 of $8.3  million, an increase of 26.0%, compared to net income of $6.6 million for the year ended December 31, 2021. Earnings per share, basic and diluted, increased 25.8%, to $1.66, for the year ended December 31, 2022, compared to $1.32 for the year ended December 31, 2021. Net income for the three months ended December 31, 2022, increased 57.7%, to $2.1 million, compared to net income of $1.3 million for the three months ended December 31, 2021. Earnings per share, basic and diluted, increased 55.6% for the three months ended December 31, 2022, to $0.42, compared to basic and diluted earnings per share of $0.27 for the corresponding 2021 period.

President’s Message

Juniata’s President and Chief Executive Officer, Marcie A. Barber stated, “2022 was a historic year for us. We posted record net income of $8.3 million, had net loan growth of 18.4%, excluding PPP loan forgiveness, and maintained excellent asset quality. We are very excited about the opportunities our recently announced branch purchase in the Path Valley area presents as we enhance our footprint and commitment to serving the banking needs of customers in rural areas. 2023 poses many challenges; a changing interest rate environment, uncertain economic times and rising cost of funds; however, we believe we are well positioned to navigate these headwinds.”

Financial Results Year-to-Date

Return on average assets for the year ended December 31, 2022, was 1.02%, an increase of 25.9% compared to the return on average assets of 0.81% for the year ended December 31, 2021. Return on average equity for the year ended December 31, 2022 was 16.59%, an increase of 84.9% compared to the return on average equity of 8.97% for the year ended December 31, 2021.

Net interest income was $24.1 million for the year ended December 31, 2022 compared to $21.3 million for the comparable 2021 period. Average earning assets increased $23.1 million, or 3.0%, to $787.4 million, during the year ended December 31, 2022, compared to the same period in 2021, primarily due to an increase of $18.7 million, or 4.4%, in average loans, as well as a $10.5 million, or 3.2%, increase in average investment securities. The yield on earning assets during the year ended December 31, 2022 increased by 29 basis points to 3.50% compared to the year ended December 31, 2021 primarily due to the increase in market interest rates driven by an increase of 425 basis points in the federal funds target range and prime rate during the 2022 period. Average interest bearing liabilities increased by $9.2 million, or 1.6%, to $568.1 million for the year ended December 31, 2022 compared to the comparable 2021 period, due to growth in average interest-bearing demand and savings deposits, as well as average overnight borrowings and short-term debt. These increases were partially offset by decreases in average time deposits, as well as FHLB long-term debt and FRB advances. During the year ended December 31, 2022, the cost to fund interest earning assets with interest bearing liabilities increased two basis points, to 0.60%, primarily due to the increase in market interest rates and competitive pricing pressures in the 2022 period. The net interest margin, on a fully tax equivalent basis, increased from 2.83% for the year ended December 31, 2021 to 3.10% for the year ended December 31, 2022.

A loan loss provision expense of $455,000 was recorded for the year ended December 31, 2022, compared to a provision credit of $769,000 for the year ended December 31, 2021. Loan growth of 15.8% as of December 31, 2022 compared to December 31, 2021 was a factor in the increase in the loan loss provision for the year ended December 31, 2022. Additionally, while Juniata continued to experience favorable asset quality trends and net recoveries during the year ended December 31, 2022, elevated qualitative risk factors were considered in the allowance for loan loss analysis for certain loan segments due to the continued uncertainty in the economy and the potential for a recession as inflation remains prevalent.

Non-interest income of $5.2 million for the year ended December 31, 2022 was $71,000 higher than the year ended December 31, 2021, an increase of 1.4%. Most significantly impacting the comparative year end periods was a $1.5 million loss on sales and calls of securities in the 2022 period due to the execution of a balance sheet and regulatory capital management strategy. Additionally, the value of equity securities during the year ended December 31, 2022 decreased by $219,000 compared to the year ended December 31, 2021 due to declines in bank stock market values. These decreases in non-interest income were offset by $1.2 million in gains from the termination of two derivatives contracts, recorded in other non-interest income, as well as increases of $380,000 in life insurance proceeds, $117,000 in customer service fees and $99,000 in fees derived from loan activity in the 2022 period.

Non-interest expense was $19.9 million for the year ended December 31, 2022 compared to $20.4 million for the year ended December 31, 2021, a decrease of 2.1%. Most significantly impacting non-interest expense in the comparative year end periods was a decline of $691,000 in long-term debt prepayment penalty as $15.0 million in higher-cost FHLB long-term debt was repaid in 2021, as well as a $111,000 decrease in data processing expense for the year ended December 31, 2022 compared to the year ended December 31, 2021. Partially offsetting these declines in non-interest expense were increases of $95,000 in FDIC insurance premiums and $84,000 in employee benefits expense due to increased medical claims expense.

The income tax provision increased by $358,000 for the year ended December 31, 2022, due to higher taxable income compared to the same period in 2021.

Financial Results for the Quarter

Annualized return on average assets for the three months ended December 31, 2022 was 1.03%, an increase of 58.5%, compared to 0.65% for the three months ended December 31, 2021. Annualized return on average equity for the three months ended December 31, 2022 was 23.93%, an increase of 222.5%, compared to 7.42% for the three months ended December 31, 2021.

Net interest income was $6.2 million for the three months ended December 31, 2022 compared to $5.8 million for the three months ended December 31, 2021. Average earning assets increased $12.8 million, or 1.7%, to $783.1 million for the three months ended December 31, 2022, compared to the same period in 2021. The increase was due to an increase of $59.0 million, or 14.4%, in average loans driven by strong demand in the fourth quarter, which was partially offset by a $43.0 million, or 12.1%, decrease in average investment securities. The yield on earning assets increased 42 basis points, to 3.77%, for the three months ended December 31, 2022 compared to same period in 2021, while the cost to fund interest earning assets with interest bearing liabilities increased 37 basis points, to 0.88%, over the same period, primarily due to the increase in market interest rates as both the prime rate and federal funds target range increased by 425 basis points in the 2022 period. During the three months ended December 31, 2022, average interest bearing liabilities increased by $15.4 million, or 2.8%, compared to the comparable 2021 period, mainly due to an increase in average FHLB overnight and short-term borrowings, as well as savings deposits, which was partially offset by declines in interest bearing demand and time deposits as well as long-term debt. The net interest margin, on a fully tax equivalent basis, increased from 3.02% for the three months ended December 31, 2021 to 3.13% for the three months ended December 31, 2022.

A loan loss provision expense of $105,000 was recorded in the three months ended December 31, 2022 compared to a provision credit of $233,000 in the comparable 2021 period. Loan growth, coupled with the continued uncertainty in the economy and the potential for a recession as inflation remained prevalent, resulted in an increased loan loss provision despite favorable asset quality trends during the three months ended December 31, 2022.

Non-interest income was $1.3 million in each of the three month periods ended December 31, 2022 and 2021. Variances impacting non-interest income in the comparative three month periods were a decrease of $36,000 on the loss on sales and calls of securities and an increase of $30,000 in the value of equity securities during the three months ended December 31, 2022 compared to the same 2021 period. These variances were partially offset by decreases of $32,000 in debit card fee income and $20,000 in fees derived from loan activity during the three months ended December 31, 2022 compared to the three months ended December 31, 2021.

Non-interest expense was $5.1 million for the three months ended December 31, 2022, compared to $6.0 million for the three months ended December 31, 2021, a decrease of 15.5%. Most significantly impacting non-interest expense in the comparative three month periods was a $691,000 decrease in long-term debt prepayment penalty as higher-cost FHLB long-term debt was repaid in 2021. Also contributing to the decline in non-interest expense for the three months ended December 31, 2022 compared to the 2021 period was a decrease of $192,000 in employee compensation and benefits expense primarily due to the retirement of an executive officer, as well as a decrease in split dollar insurance expense due to the passing of a former executive officer in 2022 and a decrease of $127,000 in the line item taxes, other than income, due to a decrease in PA Shares Tax expense.

An income tax provision of $154,000 was recorded in the three months ended December 31, 2022, compared to an income tax provision credit of $18,000 recorded for the three months ended December 31, 2021, due to greater taxable income recorded for the 2022 period.

Financial Condition

Total assets as of December 31, 2022 were $830.9 million, an increase of $20.4 million, or 2.5%, compared to total assets of $810.5 million at December 31, 2021. Over this period, outstanding loans increased by $66.2 million, or 15.8%, due to increased loan demand, while debt securities decreased by $52.3 million, or 15.6%, due to several factors, including a large unrealized loss in the portfolio because of the current market interest rate environment, paydowns on mortgage-backed securities and security sales. As of December

31, 2022, short-term borrowings and repurchase agreements increased by $51.5 million, or 1,218.0%, compared to December 31, 2021, due to the repayment of $20.0 million in brokered interest bearing demand deposits as Juniata resumed to using $20.0 million in FHLB short-term borrowings to supplement core deposits to satisfy funding needs in lieu of brokered interest bearing demand deposits. Additionally, overnight borrowings increased between periods to meet funding needs, as did the balance of repurchase agreements due to the addition of a new customer relationship using this funding product in 2022. Total stockholders’ equity declined $34.3 million as of December 31, 2022 compared to December 31, 2021 primarily due to a $38.3 million increase in unrealized losses on debt securities, which was partially offset by a $3.9 million, or 8.3%, increase in retained earnings. Juniata transferred $212.3 million in debt securities from the available for sale to the held to maturity classification in the fourth quarter of 2022 to defend against additional increases in unrealized losses on debt securities being recognized in accumulated other comprehensive income due to the changing market interest rate environment.

Subsequent Event

On January 17, 2023, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on February 14, 2023, payable on March 1, 2023.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance.  When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share data)
	December 31, 2022	December 31, 2021
ASSETS
Cash and due from banks	$10,856	$12,928
Interest bearing deposits with banks	143	598
Cash and cash equivalents	10,999	13,526

Interest bearing time deposits with banks	—	735
Equity securities	1,056	1,124
Debt securities available for sale	73,536	335,424
Debt securities held to maturity (fair value 2022 - $209,887, 2021 - $0)	209,565	—
Restricted investment in bank stock	3,666	2,116
Total loans	484,512	418,303
Less: Allowance for loan losses	(4,027)	(3,508)
Total loans, net of allowance for loan losses	480,485	414,795
Premises and equipment, net	8,190	8,371
Other real estate owned	—	87
Bank owned life insurance and annuities	15,197	16,852
Investment in low income housing partnerships	1,507	2,306
Core deposit and other intangible assets	121	175
Goodwill	9,047	9,047
Mortgage servicing rights	92	120
Deferred tax asset	11,838	1,594
Accrued interest receivable and other assets	5,576	4,246
Total assets	$830,875	$810,518
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$199,131	$182,022
Interest bearing	512,381	526,425
Total deposits	711,512	708,447

Short-term borrowings and repurchase agreements	55,710	4,227
Long-term debt	20,000	20,000
Other interest bearing liabilities	1,011	1,568
Accrued interest payable and other liabilities	5,693	4,986
Total liabilities	793,926	739,228
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at December 31, 2022 and December 31, 2021; Outstanding - 5,003,059 shares at December 31, 2022 and 4,988,542 shares at December 31, 2021	5,151	5,151
Surplus	24,986	25,008
Retained earnings	51,217	47,298
Accumulated other comprehensive loss	(41,867)	(3,365)
Cost of common stock in Treasury: 148,220 shares at December 31, 2022; 162,737 shares at December 31, 2021	(2,538)	(2,802)
Total stockholders' equity	36,949	71,290
Total liabilities and stockholders' equity	$830,875	$810,518

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except share and per share data)	December 31,		December 31,
	2022	2021	2022	2021
Interest income:
Loans, including fees	$5,781	$5,091	$21,227	$19,462
Taxable securities	1,598	1,369	6,077	4,912
Tax-exempt securities	38	42	155	154
Other interest income	16	6	96	25
Total interest income	7,433	6,508	27,555	24,553
Interest expense:
Deposits	885	501	2,577	2,272
Short-term borrowings and repurchase agreements	257	20	362	90
FRB advances	—	—	—	18
Long-term debt	119	191	471	832
Other interest bearing liabilities	6	1	12	6
Total interest expense	1,267	713	3,422	3,218
Net interest income	6,166	5,795	24,133	21,335
Provision for loan losses	105	(233)	455	(769)
Net interest income after provision for loan losses	6,061	6,028	23,678	22,104
Non-interest income:
Customer service fees	359	362	1,472	1,355
Debit card fee income	436	468	1,703	1,755
Earnings on bank-owned life insurance and annuities	55	60	219	246
Trust fees	94	107	472	445
Commissions from sales of non-deposit products	82	97	384	368
Fees derived from loan activity	88	108	540	441
Mortgage banking income	10	15	34	41
Gain (loss) on sales and calls of securities	(1)	(37)	(1,453)	21
Change in value of equity securities	42	12	(68)	151
Gain from life insurance proceeds	—	—	380	—
Other non-interest income	92	82	1,542	331
Total non-interest income	1,257	1,274	5,225	5,154
Non-interest expense:
Employee compensation expense	2,098	2,238	8,445	8,414
Employee benefits	512	564	2,370	2,286
Occupancy	336	324	1,284	1,259
Equipment	188	178	734	743
Data processing expense	688	728	2,582	2,693
Professional fees	213	232	800	841
Taxes, other than income	133	260	503	574
FDIC Insurance premiums	98	79	405	310
Gain on other real estate owned	(21)	(15)	(28)	(64)
Amortization of intangible assets	13	17	54	66
Amortization of investment in low-income housing partnerships	199	199	799	799
Long-term debt prepayment penalty	—	691	—	691
Other non-interest expense	605	492	1,993	1,758
Total non-interest expense	5,062	5,987	19,941	20,370
Income before income taxes	2,256	1,315	8,962	6,888
Income tax provision	154	(18)	642	284
Net income	$2,102	$1,333	$8,320	$6,604
Earnings per share
Basic	$0.42	$0.27	$1.66	$1.32
Diluted	$0.42	$0.27	$1.66	$1.32

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203